Exhibit 99.1

For Immediate Release

WSI Industries Reports 24% Increase in Second Quarter Sales, 45% Increase in Net Income

& 5 Year Agreement with Aerospace Customer

March 20, 2012—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2012 second quarter ending February 26, 2012 of $7,021,000 versus the prior year amount of $5,682,000, or an increase of 24% over the prior year quarter. Year-to-date sales for the six months ended February 26, 2012 totaled $13,008,000, an increase of 16% versus $11,210,000 in the prior year. The Company reported net income of $171,000 or $.06 per diluted share for the fiscal 2012 second quarter which was an increase of 45% over the prior year quarter amount of $118,000. Year-to-date income also rose with the Company reporting fiscal earnings of $276,000 or $.10 per diluted share versus $162,000 or $.06 per diluted share in the prior year which represented an increase of 70%.

Benjamin Rashleger, president and chief executive officer, commented: “We are pleased to report increases in both our top line sales and bottom line profit in our fiscal 2012 second quarter and year-to-date financials. This is our seventh consecutive quarter of year over year quarterly sales growth.” Rashleger continued: “Our sales growth has been supported by increases in both our recreational vehicle business and our energy business. We continue to experience growth in our existing recreational vehicle lines, and at the same time we are also expanding our scope by adding newly awarded programs and product lines that will benefit us in the coming years. Our energy business has also grown with the increase in that market coming primarily from our product lines in the shale fracturing business.” Rashleger concluded: “As we have stated previously, we continue to invest in both capital equipment as well as adding new employees. These investments necessitate up-front costs and inefficiencies that have impacted our income statement. However, we reiterate our previous guidance that we expect our full year fiscal 2012 to exceed the prior year in both sales and net income.”

The Company also announced that it has signed a five year agreement with an existing aerospace customer to continue to provide them parts. Rashleger commented: “This agreement provides further solidification of our business foundation, as well as providing for industry and customer diversification.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. The dividend will be payable April 18, 2012 to holders of record on April 4, 2012.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company's ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company's filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS	(Unaudited)
In thousands, except per share amounts

	Second quarter ended		First six months ended
	February 26,	February 27,	February 26,	February 27,
	2012	2011	2012	2011
Net Sales	$7,021	$5,682	$13,008	$11,210
Cost of products sold	5,974	4,816	11,033	9,614
Gross margin	1,047	866	1,975	1,596

Selling and administrative expense	711	607	1,401	1,200
Interest and other income	(11)	(3)	(13)	(6)
Interest and other expense	80	78	156	149
Profit (loss) from operations
before income taxes	267	184	431	253
Income taxes	96	66	155	91

Net earnings (loss)	$171	$118	$276	$162

Basic earnings (loss) per share	$0.06	$0.04	$0.10	$0.06

Diluted earnings (loss) per share	$0.06	$0.04	$0.10	$0.06

Weighted average number of common
shares	2,848	2,825	2,843	2,816

Weighted average number of
dilutive common shares outstanding	2,891	2,876	2,894	2,866

CONDENSED BALANCE SHEETS (Unaudited)
In thousands

	February 26,	February 27,
	2012	2011
Assets:
Total Current Assets	$8,847	$7,450
Property, Plant, and Equipment, net	8,453	7,177
Intangible Assets	2,368	2,507
Total Assets	$19,668	$17,134

Liabilities and Shareholders' Equity:
Total current liabilities	$3,808	$3,162
Long-term debt	4,915	4,107
Deferred tax liabilities	357	-
Shareholders' equity	10,588	9,865
Total Liabilities and Shareholders' Equity	$19,668	$17,134